UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report
November 5, 2008
Date of Earliest Event Reported (October 30, 2008)

SYNCORA HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32950	Not Applicable
(Jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification
No.)

A.S. Cooper Building
26 Reid Street
Hamilton HM11, Bermuda
(Address of principal executive
offices, including zip code)

(441) 279-7450
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers.

          Syncora Holdings Ltd. (“Syncora”) is filing this Form 8-K to report actions taken with respect to certain of its executive officers. The following summary is qualified in its entirety by reference to the agreements referenced therein, copies of which will be filed (to the extent not previously filed) with Syncora’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

          Susan Comparato

          Effective October 30, 2008, Susan Comparato and Syncora entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Ms. Comparato will continue to serve as Syncora’s Acting Chief Executive Officer, President and General Counsel. Prior to October 30, 2008, Ms. Comparato was not a party to an employment agreement with Syncora or any of its affiliates.

          Ms. Comparato’s term of employment under the Employment Agreement will be for one year, ending October 30, 2009, unless terminated earlier as permitted under the Employment Agreement. The Employment Agreement will be automatically extended for additional one-year periods unless Syncora or Ms. Comparato gives written notice not to extend the term.

          Pursuant to the Employment Agreement, Syncora has agreed to provide Ms. Comparato with the following compensation and benefits:

  Ms. Comparato will be paid a base salary of $450,000, subject to annual review.

  Ms. Comparato will also have an annual targeted bonus opportunity equal to 100% of base salary, to be paid in the discretion of the Compensation Committee. At its August, 2008 meeting, the Compensation Committee approved a guaranteed minimum bonus for Ms. Comparato for 2008 which was previously reported on a Form 8-K filed on August 13, 2008.

  Ms. Comparato will also be provided with the opportunity to participate in the employee retirement, pension, welfare and benefit programs of Syncora made available to similarly situated executive officers of Syncora.

          In the event Ms. Comparato’s employment is terminated by Syncora without Cause or by Ms. Comparato with Good Reason (as these terms are defined in the Employment Agreement), Ms. Comparato will be paid, in addition to any earned but unpaid compensation or benefits to which she is entitled, a lump sum payment equal to the sum of (1) two times her annual base salary plus (2) one times her annual bonus (at the higher of the target bonus in the year of termination or the average annual bonus payable in the preceding three years (or, if less, her period of employment)). To receive this payment, Ms. Comparato must execute a general release of employment liability claims. In addition, Ms. Comparato will be entitled to continued medical benefit coverage for 24 months following such a termination (and six months of continued coverage in the case of her death or disability). Ms. Comparato will also be entitled to these payments and benefits if her employment terminates for any reason in connection with a Change in Control (as defined in the Employment Agreement), unless she is offered a senior executive position with the acquiror that preserves certain of her compensation entitlements.

          The Employment Agreement also contains an indemnification in the event that, in connection with a change in control of Syncora, Ms. Comparato is subject to excise taxes under the golden parachute provisions of the Internal Revenue Code, so long as the payments to Ms. Comparato exceed certain levels.

          Ms. Comparato is also subject to customary non-competition and non-solicitation covenants during her employment and for six months following termination of her employment, as well as confidentiality and director and officer indemnification covenants.

          Edward B. Hubbard

          Effective as of October 30, 2008, Syncora changed the title and position of Edward B. Hubbard from President and Chief Operating Officer of Syncora Guarantee Inc. (“SGI”) to Chief Remediation Strategist of Syncora and made corresponding changes to his duties. These changes entitled Mr. Hubbard to terminate his employment with Good Reason under his Amended and Restated Employment Agreement with Syncora, dated as of August 27, 2008 (the “Employment Agreement”), and receive his contractual severance entitlement. In addition, upon such a termination, Mr. Hubbard would be entitled to full vesting and payment of his deferred cash award and payment of the fourth installment of his retention bonus pursuant to Syncora’s retention bonus program. Mr. Hubbard’s severance and deferred cash award were previously reported in Syncora’s Proxy Statement filed on April 25, 2008 and Syncora’s retention bonus program was previously reported on Form 8-K filed on February 29, 2008. At Syncora’s request, Mr. Hubbard agreed to remain employed during the current restructuring period. In consideration of his decision to remain with Syncora, Syncora entered into a letter agreement with Mr. Hubbard (the “Letter Agreement”), effective October 31, 2008, which replaces Mr. Hubbard’s Employment Agreement. The Letter Agreement does not provide Mr. Hubbard with any new entitlements to severance, compensation or employee benefits.

          Under the terms of the Letter Agreement, Mr. Hubbard will serve as Syncora’s Chief Remediation Strategist. In his new capacity, Mr. Hubbard will report to Syncora’s Acting Chief Executive Officer, and his duties and responsibilities will primarily relate to the remediation of SGI’s portfolio. The term of the Letter Agreement is through December 31, 2008, or, if extended by Syncora, through January 31, 2009 (whichever date is applicable, the “Expiration Date”), at which time Mr. Hubbard’s employment is expected to terminate. Pursuant to the Letter Agreement, Mr. Hubbard will continue to be paid a base salary at an annual rate of $375,000 and will continue to participate in the employee retirement, pension, welfare and benefit programs of Syncora made available to similarly situated executive officers of Syncora. As soon as administratively possible after execution of the Letter Agreement, Mr. Hubbard will be paid a lump sum amount equal to one half of the amount to which he would have been entitled had he terminated his employment on October 30, 2008. The Letter Agreement provides that, so long as Mr. Hubbard does not voluntarily resign (other than due to death or disability) or is not terminated by Syncora for Cause (as defined in the Employment Agreement) prior to the Expiration Date, Mr. Hubbard will receive a lump sum payment equal to the remainder of the foregoing entitlements within 15 days after the Expiration Date, provided he executes a general release of employment liability claims. In addition, upon his termination of employment, Mr. Hubbard will receive 24 months (six months in the case of death or disability) continued medical coverage and any earned and unpaid compensation and benefits.

          The Letter Agreement also provides that Mr. Hubbard will continue to be subject to the same non-competition and non-solicitation covenants, as were in place under the Employment Agreement during his employment and for the one year period following his termination of employment, as well as confidentiality and director and officer indemnification covenants.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated November 5, 2008

Syncora Holdings Ltd.

By:	/s/ Susan Comparato
Name: Susan Comparato
Title: Acting Chief Executive
Officer